UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2005

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-14768	NSTAR	04-3466300
1-2301	Boston Edison Company	04-1278810
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events.

Item 8.01    Other Events.

NSTAR's electric subsidiaries collectively have an equity ownership of 14% in Connecticut Yankee Atomic Power Company (CY), including Boston Edison Company's equity ownership of 9.5%. This nuclear facility is completely shut down and is currently conducting decommissioning activities.

CY's estimated decommissioning costs increased significantly in 2003 which reflected the fact that CY is now self-performing all work to complete the decommissioning of the plant due to the termination of the decommissioning contract with Bechtel Power Corporation (Bechtel).  In July 2004, CY filed with the Federal Energy Regulatory Commission (FERC) for recovery of these increased costs.  In August 2004, FERC issued an order accepting new rates, beginning in February 2005, subject to refund to allow for this recovery.

CY is in litigation with Bechtel over the termination of its decommissioning contract and Bechtel filed a complaint against CY asserting several claims including wrongful termination.  As part of this litigation, certain parties, including Bechtel, filed testimony before the trial judge at the FERC claiming that CY was imprudent in its management of the project and recommended disallowance of CY's requested rate increase.

On November 22, 2005, FERC's Administrative Law Judge (ALJ) issued an Initial Decision (ID) that found in favor of CY on all imprudence claims, finding that no disallowance was warranted.  The only adjustment the ID would make in CY's proposed decommissioning charges is with respect to the escalation rate used to factor the effects of inflation into the estimate.  Because the ALJ found that CY had dispelled all claims of imprudence, the ALJ did not address any party's proposed disallowance whether on the grounds of imprudence or under the 2003 Settlement's budget incentive mechanism.

Under FERC's rules, the ID becomes final only if no party takes exception to it; if any party does take exception, the full FERC will review the ID, and FERC can reach different conclusions.  CY expects that the interveners who unsuccessfully raised imprudence claims before the ALJ will pursue those claims before the full FERC.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NSTAR

Boston Edison Company
(Registrants)
Date: November 28, 2005	By:	/s/ R. J. WEAFER, JR.
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer